Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ELECTS MARTHA B. WYRSCH TO BOARD OF DIRECTORS

HOUSTON (December 12, 2019) -- Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or "the Company") announced the election of Martha B. Wyrsch to its Board of Directors, effective as of yesterday, December 11, 2019.  Ms. Wyrsch brings extensive executive business leadership and legal expertise to Noble Energy’s Board. In connection with her election, Ms. Wyrsch was appointed to the Corporate Governance and Nominating Committee, as well as the Audit Committee of the Board. The Company's Board now totals 10 members.
David L. Stover, Noble Energy’s Chairman and CEO, commented: “Our Board is pleased to add Martha and her diverse experience base and knowledge to the Noble Energy team.  She is highly respected with strong and relevant executive management and Board experience. Her perspectives and skillset will supplement our team well.”
Ms. Wyrsch, 61, has extensive operational, management and legal expertise across a broad range of energy and utilities companies. She most recently served as Executive Vice President and General Counsel of Sempra Energy, an energy infrastructure and services company with operations in the United States and internationally, from September 2013 until March 2019. She also served as President – North America of Vestas American Wind Technology, a wind turbine manufacturing and services company, from 2009 until 2012, where she had direct responsibility for the North American sales, construction, services and maintenance businesses.
From 2007 until 2008, Ms. Wyrsch served as President and Chief Executive Officer of Spectra Energy Transmission, a natural gas transmission and storage business in the United States and Canada. From 1999 through 2007, she served in various roles of increasing responsibility with Duke Energy Corporation, including as President and Chief Executive Officer, Gas Transmission from 2005 until 2007. Ms. Wyrsch holds a Bachelor of Arts degree in English from the University of Wyoming and a Juris Doctor degree from The George Washington School of Law.

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company committed to meeting the world’s growing energy needs and delivering leading returns to shareholders. The Company operates a high-quality portfolio of assets onshore in the United States and offshore in the Eastern Mediterranean and off the west coast of Africa. Founded more than 85 years ago, Noble Energy is guided by its values, its commitment to safety, and respect for stakeholders, communities and the environment. For more information on how the Company fulfills its purpose: Energizing the World, Bettering People’s Lives®, visit https://www.nblenergy.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Kim Hendrix
(281) 943-2197
Kim.Hendrix@nblenergy.com

Media Contacts
Trudi Boyd
(281) 569-8009
media@nblenergy.com

Paula Beasley
(281) 876-6133
media@nblenergy.com